Exhibit 5

Law Department
The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06301

Nadine Rosin
Assistant Vice President
& Senior Counsel
Phone: 860-466-2832
Nadine.Rosin@LFG.com

January 28, 2002

VIA EDGAR

The Lincoln National Life Insurance Company
1300 S. Clinton Street
Fort Wayne, IN 46802

Re:            Opinion of Counsel
Post-Effective Amendment No. 6 to the
Registration Statement on Form S-3
File No. 333-238932

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below. In my opinion:

1.      The Lincoln National Life Insurance Company (the “Company”) is duly organized and existing under the laws of the State of Indiana and has been duly authorized to do business and to issue annuity contracts by the State of Indiana and the Indiana Department of Insurance.

2.      The contracts covered by the above registration statement, and all post-effective amendments relating thereto, when delivered and when the first purchase payment made by an owner all in accordance with the prospectus included in the registration statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Owners of contracts, as such, will not be subject to any deductions and charges by the Company other than those described in the contract and as referred to in the applicable prospectus.

I consent to the filing of this Opinion as an exhibit to the registration statement on Form S-3.

Sincerely,

/s/ Nadine Rosin

Nadine Rosin